Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Victory Capital Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	2,800,000	$52.19	$146,132,000	$0.00014760	$21,569.08

Total Offering Amounts				$52.19	$146,132,000	$0.00014760	$21,569.08

Total Fee Offsets							$0.00

Net Fees Due							$21,569.08

(1)

Represents the maximum number of shares of common stock, par value $0.01 per share (“Common Stock”), of Victory Capital Holdings, Inc. (the “Company” or “Registrant”) that were added to the number reserved for issuance under the Victory Capital Holdings, Inc. Amended and Restated 2018 Stock Incentive Plan (the “Plan”) on May 8, 2024 (subject to equitable adjustment in the event of a change in the Company’s capitalization). In addition to the number of shares of Common Stock stated above, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on The NASDAQ Stock Market LLC on May 31, 2024.

Table 2: Fee Offset Claims and Sources

N/A